Exhibit 99.1

Coffee Holding Co., Inc. reports third-best yearly performance in Company’s twenty-year history of being a publicly-traded company.

STATEN ISLAND, New York – February 3, 2025. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company” or “we”) announced its operating results for the fiscal year ended October 31, 2024:

●	The Company is pleased to report extremely strong results to our shareholders: Net sales for fiscal 2024 increased 15% compared to fiscal 2023;
●	Gross margins increased from 16% in fiscal 2023 to 20% in fiscal 2024; and
●	Net income for fiscal 2024 was $2,245,132, or $0.39 per share, compared to a net loss of ($835,576), or ($0.15) per share, in fiscal 2023.

With coffee prices remaining over $2.00/lb. for the majority of 2024, we were able to capitalize on our long-term strategy of having a horizontally-integrated product mix.

High green coffee prices increased our profitability to our wholesale green coffee customers while mitigating the margin compression to our private label customers, many of whom were behind the growth in our total revenues.

“Adding all this new business on the roasted side of the balance sheet was both a boon and a concern at the same time” said Andrew Gordon, President and CEO of Coffee Holding Co.

“Even with commodity prices rising as fast as they did, especially during the second half of the year, we still were required to hold off on increasing our prices to our large supermarket and wholesale customers until the national brands increased their prices, which clearly had a negative effect on both revenues and earnings up until when the majority of these price increases were implemented during the latter half of fiscal Q4 of 2024.

Now, we believe that these increases, combined with an elevated Arabica futures market, should provide us with a strong tailwind heading into fiscal 2025.

Although 2024 proved to be a challenging year due to the macro inflationary environment, which saw coffee prices approach life of contract highs, in addition to increases in the costs of transportation, healthcare and insurance, we believe we successfully navigated these issues to deliver strong results.

We strengthened our balance sheet, dramatically reducing our debt load even though interest rates remained elevated, as well as renegotiating our lease at our main offices in Staten Island, which will result in an annual savings of approximately $72,000 a year.

These continued efforts on our part to focus on ways to reduce our operating costs along with an expected continued growth trajectory in revenues, give me reason to believe that we will continue to execute as a company and give our shareholders the value that they have missed out on over the past several years.” ended Andrew Gordon, President and CEO.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding Co., Inc. also imports green coffee beans from around the world which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800